NEWS RELEASE	Contact: Richard T. Marabito Chief Financial Officer Telephone: (216) 292-3800 Fax: (216) 292-3974
OLYMPIC STEEL REPORTS INCREASED SALES AND EARNINGS
FOR 2006 SECOND QUARTER
     Cleveland, Ohio — (August 3, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, today announced its financial results for the second quarter ended June 30, 2006.
     Net sales for the second quarter of 2006 totaled $256.2 million, a 6.1% increase from the $241.5 million for the second quarter a year ago. Tons sold increased 7.5% to 343 thousand from 319 thousand in the second quarter of 2005. Second quarter 2006 reported net income totaled $8.4 million, or $0.79 per diluted share, compared to net income of $3.0 million, or $0.29 per diluted share for last year’s second quarter. Second quarter results included a $2.0 million pre-tax charge to further write down the value of assets being sold related to the previously announced closure of our Olympic Laser Processing (OLP) automotive joint venture operation in Detroit, Michigan. Absent the OLP charge, net income for the second quarter of 2006 would have been $9.5 million or $0.89 per diluted share.
     Net income for the first half of 2006 was $16.4 million or $1.54 per diluted share, compared to net income of $12.6 million or $1.21 per diluted share in the first half of 2005. Tons sold increased 0.3% to 681 thousand from 678 thousand in the first half of 2005. Net sales for the first half of 2006 decreased 5.9% to $495.0 million from $526.0 million.
     Olympic Steel’s Board of Directors approved a regular quarterly cash dividend of $.03 per share to be paid to shareholders of record as of September 1, 2006, and distributed on September 15, 2006.
     Commenting on the quarter, Chairman and Chief Executive Officer Michael D. Siegal, stated, “We are pleased to report a strong second quarter led by a 7.5% increase in tons sold and a 6.1% increase in sales. We experienced strong demand from our customers, especially in the industrial equipment sector, and we remain optimistic about demand in the second half of 2006.”
     “As we have stated, our strategy is to grow our tons sold and to deliver additional value added services and supply solutions for our customers by migrating into more downstream processing, such as tempering, laser processing and fabrication. So far this year, we have completed the purchase and successful start-up of a second facility in Chambersburg, Pennsylvania to process and fabricate steel plate. We also completed the acquisition on June 2, 2006, of PS&W, a fabrication operation serving large manufacturers of heavy construction equipment from two facilities in North Carolina. The PS&W acquisition complements our existing tempering and plate processing expertise while expanding our fabricating capabilities and strengthening our geographic presence in the Southeast. We also installed six new laser processing lines in Cleveland, Minneapolis, Iowa and Georgia. In July, we commenced a project to implement a new information system, which will consolidate our three existing systems into one integrated system, with the objective to standardize and streamline business processes to support our growing service center and fabrication businesses. We expect to continue to invest in and execute on this strategy,” concluded Mr. Siegal.

     A simulcast of Olympic Steel’s second quarter conference call may be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The simulcast will begin at 10:00am Eastern Time today and a replay of the call will be available for 10 days thereafter.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.
     It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
     Such risks and uncertainties include, but are not limited to: general and global business, economic and political conditions; competitive factors such as the availability and pricing of steel, industry inventory levels, and rapid fluctuations in customer demand and pricing; the cyclicality and volatility within the steel industry; the ability of customers (especially in the automotive industry) to maintain their credit availability; layoffs or work stoppages by the Company’s, suppliers’ or customers’ personnel; the availability and cost of transportation and logistical services; equipment installation delays or malfunctions; the successes of the Company’s efforts and initiatives to increase sales volumes, improve cash flows and reduce debt, maintain or improve inventory turnover, and reduce costs; the timing and outcome of efforts and ability to liquidate OLP’s assets; the impact of customer, supplier, and competitive factors on such liquidation plans; the adequacy of our existing information technology and business system software and the success of implementing our new information system; customer, supplier, and competitor consolidation or insolvency; the post-acquisition integration of PS&W; the Company’s ability to pay regular quarterly cash dividends; and other factors described in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the Securities and Exchange Commission.
     This release contains certain non-GAAP financial measures, which are financial measures of the Company’s performance that differ from the most directly comparable amounts presented in the financial statements that are calculated and presented in accordance with generally accepted accounting principles, or GAAP. These non-GAAP financial measurements may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule is included herein which reconciles the non-GAAP financial measures used in this release with the most directly comparable GAAP measures.

OLYMPICSTEEL
SELECTED FINANCIAL INFORMATION
(in thousands, except per share data and ratios)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
SUMMARY RESULTS OF OPERATIONS:
Net sales	$256,155	$241,482	$495,026	$526,040
Operating income	16,042	5,937	28,876	22,770
Income before income taxes	13,667	4,757	26,240	20,525

Net income	$8,371	$3,004	$16,352	$12,623

Earnings per share:
Net income per share — basic	$0.80	$0.30	$1.58	$1.25
Net income per share — diluted	$0.79	$0.29	$1.54	$1.21

	June 30,		December 31,
	2006	2005	2005
	(unaudited)
SUMMARY BALANCE SHEET DATA:
Accounts receivable, net	$108,196	$104,940	$80,131
Inventories	172,379	143,862	134,236
Net property and equipment	87,552	80,426	77,751
Total assets	386,641	340,710	305,606
Current liabilities	112,926	61,679	94,603
Total debt	44,479	82,630	—
Shareholders’ equity	220,119	190,834	200,321
Shareholders’ equity per share	21.11	18.80	19.73
Debt-to-equity ratio	.20 to 1	.43 to 1	n/a

	Six Months Ended
	June 30,
	2006	2005
	(unaudited)
OTHER DATA:
Capital expenditures	8,127	906
EBITDA (a)	32,980	26,818

	Pre-Tax	After-Tax	Per Diluted
	Amount	Amount	Share
Pro-forma income for the quarter ended June 30, 2006: (b) GAAP income	$13,667	$8,371	$0.79
Add: Loss from disposition of joint venture	2,000	1,225	0.11
Less: Other expenses impacted by loss from disposition of joint venture	(176)	(108)	(0.01)

Pro-forma income	$15,491	$9,488	$0.89

(a)	Defined as operating income plus depreciation.

(b)	Pro-forma income is reported to eliminate the impact of the loss from disposition of joint venture. The Company believes that this non-GAAP financial measure provides useful information to investors because it clarifies the financial performance of its on-going business.

It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.

OLYMPICSTEEL
RESULTS OF OPERATIONS
(in thousands, except per share and tonnage data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2006		2005		2006		2005
	(unaudited)				(unaudited)
Tons sold
Direct	287,810		270,628		569,615		584,516
Toll	54,775		48,018		111,139		93,983

	342,585		318,646		680,754		678,499
% change	7.5%		(7.4%)		0.3%		(7.0%)

Net sales	$256,155		$241,482		$495,026		$526,040
% change	6.1%		8.4%		(5.9%)		28.4%

Costs and expenses
Cost of materials sold (exclusive of depreciation shown below)	202,795	79.2%	205,483	85.1%	394,508	79.7%	440,618	83.8%
Warehouse and processing	13,657	5.3%	10,064	4.2%	25,294	5.1%	20,692	3.9%
Administrative and general	9,743	3.8%	7,044	2.9%	19,047	3.8%	16,317	3.1%
Distribution	6,953	2.7%	5,024	2.1%	13,201	2.7%	10,159	1.9%
Selling	3,597	1.4%	4,761	2.0%	7,033	1.4%	8,798	1.7%
Occupancy	1,272	0.5%	1,139	0.5%	2,963	0.6%	2,638	0.5%
Depreciation	2,096	0.8%	2,030	0.8%	4,104	0.8%	4,048	0.8%

Total costs and expenses	240,113	93.7%	235,545	97.5%	466,150	94.2%	503,270	95.7%

Operating income	16,042	6.3%	5,937	2.5%	28,876	5.8%	22,770	4.3%
Income (loss) from joint ventures	(30)		200		(137)		443
Loss from disposition of joint venture	(2,000)		—		(2,000)		—

Income before financing costs and income taxes	14,012		6,137		26,739		23,213
Interest and other expense on debt	345	0.1%	1,380	0.6%	499	0.1%	2,688	0.5%

Income before income taxes	13,667	5.3%	4,757	2.0%	26,240	5.3%	20,525	3.9%
Income tax provision	5,296	38.8%	1,753	36.9%	9,888	37.7%	7,902	38.5%

Net income	$8,371		$3,004		$16,352		$12,623

Earnings per share:
Net income per share — basic	$0.80		$0.30		$1.58		$1.25

Weighted average shares outstanding — basic	10,416		10,148		10,338		10,114

Net income per share — diluted	$0.79		$0.29		$1.54		$1.21

Weighted average shares outstanding — diluted	10,661		10,436		10,615		10,447

It is the Company’s policy not to make quarterly or annual sales or earnings projections for external use and not to endorse any analyst’s sales or earnings estimates.